Exhibit 99.1

Hydrofarm Holdings Group Announces Fourth Quarter and Full Year 2020 Results

Company Provides Full Year 2021 Outlook

FAIRLESS HILLS, PA —March 30, 2021--Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its fourth quarter and full fiscal year ended December 31, 2020.

Fourth Quarter 2020 Highlights vs. Prior Year Period:

•	Net sales increased 62.6% to $87.4 million compared to $53.8 million.
•	Gross profit increased 190.5% to $16.0 million, or 18.3% of net sales, compared to $5.5 million, or 10.2% of net sales.
•	Net loss attributable to common stockholders was ($10.0) million or ($0.43) per diluted share compared to a net loss of ($17.7) million or ($0.86) per diluted share. Pro forma adjusted net income(1) was $0.5 million, or $0.02 per pro forma diluted share compared to a loss of $(9.6) million, or $(0.29) per pro forma diluted share.
•	Adjusted EBITDA(1) was $5.0 million compared to a loss of ($5.7) million.

Fiscal Year 2020 Highlights vs. Prior Year:

•	Net sales increased 45.6% to $342.2 million compared to $235.1 million.
•	Net loss attributable to common stockholders was ($9.9) million or ($0.46) per diluted share compared to a net loss of ($40.1) million or ($1.94) per diluted share. Pro forma adjusted net income(1) was $7.3 million, or $0.21 per pro forma diluted share compared to a loss of $(22.6) million, or $(0.68) per pro forma diluted share.
•	Adjusted EBITDA(1) was $21.1 million, compared to a loss of ($9.5) million.

Full Year 2021 Outlook vs. Prior Year:

•	Organic net sales growth of 20% to 25%.
•	Adjusted EBITDA(1) estimated at $28.0 million to $31.0 million.

(1)	Adjusted EBITDA and Pro Forma Adjusted Net Income/Loss are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the ”Reconciliation of Non-GAAP Measures” accompanying this release.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “Fiscal 2020 was an excellent year for Hydrofarm in many ways. First, our organic sales growth across the year was outstanding, increasing in each sequential quarter and culminating in over 60% year-over-year growth in each of our last two quarters as our entire company worked feverishly throughout the COVID-19 pandemic to meet the growing demand in the CEA industry. We also raised our profit margin profile during the year by implementing several management initiatives which resulted in a considerable improvement in our Adjusted EBITDA margin compared to the prior period. Simultaneously, our leadership team completed our highly successful initial public offering (“IPO”), which culminated in our first day of trading on NASDAQ on December 10th, under the ticker, HYFM. I could not be more proud of our entire team.”

Mr. Toler added, “Looking ahead into 2021, we expect robust CEA industry demand will result in organic net sales growth well above the long-term company expectations outlined during our IPO roadshow. We also will continue to evaluate acquisition candidates leveraging our strong balance sheet position, and seek to further improve our profit margin profile to drive long-term value for our shareholders.”

Initial Public Offering

On December 14, 2020, the Company successfully completed its IPO of common stock at $20.00 per share. The Company issued 9,966,667 shares of common stock, including the full exercise by the underwriters of their option to purchase 1,300,000 additional shares of common stock. The Company received net proceeds from the offering of approximately $182.3 million after underwriter discounts and commissions and offering expenses. The net proceeds from the offering were used to repay debt, increase cash holdings and reposition the Company’s capital structure for future growth.

Fourth Quarter 2020 Financial Results

Net sales in the fourth quarter of 2020 were $87.4 million, an increase of $33.7 million or 62.6% compared to the fourth quarter of 2019, driven by an approximate 59% increase in volume of products sold and an approximate 4% increase in price/mix of products sold. The growth in volume of products sold was related to increased demand from multiple end-markets, including but not limited to Michigan, Oklahoma, California, and Canada, and higher demand across each of our Proprietary, Preferred and Distributed brand categories. The increase in price was primarily related to list price increases and more effective sales incentives.

Gross profit increased $10.5 million or 190.5% to $16.0 million compared to the fourth quarter of 2019, primarily driven by an increase in net sales and an approximate 810 basis point improvement in gross margin to 18.3% compared to 10.2% in the fourth quarter of 2019. Gross profit in last year’s fourth quarter was impacted by an estimated $2.8 million in inventory adjustments and write-downs primarily associated with our 2019 SKU rationalization initiative. Excluding the impact of last year’s inventory adjustments and write downs, year-over-year gross profit as a percentage of net sales improved approximately 280 basis points, driven primarily by a more favorable sales mix of proprietary and preferred branded products which typically carry a higher gross margin.

Selling, general and administrative (“SG&A”) expense was $21.4 million in the fourth quarter of 2020 compared to $13.0 million in the fourth quarter of 2019. As a percentage of net sales, SG&A increased to 24.5% from 24.2%. The increase in SG&A was primarily related to increases in IPO-related share-based compensation, in addition to higher management salaries and professional fees as a result of the Company’s growth and transition to a public company. SG&A expense, excluding share-based compensation and depreciation/amortization expenses, decreased to 12.8% of net sales from 20.7% of net sales in the prior year period.

Net loss attributable to common stockholders was ($10.0) million or ($0.43) per diluted share in the fourth quarter of 2020 compared to a net loss of ($17.7) million or ($0.86) per diluted share in the fourth quarter of 2019. Pro Forma Adjusted Net Income(1) was $0.5 million, or $0.02 per pro forma diluted share in the fourth quarter of 2020 compared to a loss of ($9.6) million or ($0.29) per pro forma diluted share in the fourth quarter of 2019.

Adjusted EBITDA(1) increased $10.6 million to $5.0 million, or 5.7% of net sales, for the fourth quarter of 2020 from ($5.7) million, or (10.6%) in the fourth quarter of 2019. The improvement in Adjusted EBITDA was driven by an increase in net sales, the improvement in gross profit margin and leverage realized on SG&A expenses, excluding stock-based compensation and depreciation/amortization.

Balance Sheet and Liquidity

As of December 31, 2020, the Company had $1.0 million of interest-bearing debt outstanding, $75.2 million in unrestricted cash and cash equivalents and up to $45.0 million in total borrowing capacity under its existing revolving credit facility. The Company anticipates approximately $56.0 million available in additional equity capital from the future exercise of Investor Warrants by the Investor Warrant holders. Upon the full exercise of all outstanding Investor Warrants, the Company would expect the net proceeds to be used to accelerate its growth plans, including potential future acquisitions.

Subsequent to our fiscal year end, on March 29, 2021, the Company entered into a senior secured revolving credit facility with JPMorgan Chase Bank, N.A. The new JPMorgan Credit Facility replaced the Company’s existing revolving credit facility (the “JPMorgan Credit Facility”). The new three-year JPMorgan Credit Facility has a borrowing limit of $50 million and the Company has the right to increase the amount of the facility in an amount up to $25 million. Additional details regarding the JPMorgan Credit Facility may be found in the Company’s Annual Report on Form 10-K for the year ended 2020.

Full Year 2021 Outlook

John Lindeman, Chief Financial Officer of Hydrofarm, stated, “We are off to a strong start in 2021 with net sales growth year-to-date roughly on par with levels realized during our recently ended fourth quarter of 2020. Based in part on this strong start, we are currently estimating 20% to 25% organic net sales growth in fiscal 2021. We expect outsized growth in the first half to moderate in the second half of 2021 as we begin to lap particularly strong comparable periods in the third and fourth quarter. We also expect this growth will be dominantly driven by volume in conjunction with broader demand themes in the CEA industry; though we do anticipate that commodity cost inflation may result in some price increases across the industry during the year.”

Mr. Lindeman added, “Similar to our results in 2020, we anticipate our ongoing initiatives to drive favorable sales mix of our proprietary and preferred brands, and to drive operating leverage on our SG&A expenses, excluding stock-based compensation and depreciation/amortization, leading to Adjusted EBITDA margin expansion.”

For full year 2021, the Company’s is providing the following guidance:

•	Organic net sales growth between 20% and 25% with stronger growth in the first half and moderating growth in the second half.

•	Adjusted EBITDA(1) estimated at $28.0 million to $31.0 million representing further margin expansion to approximately 6.8% to 7.2%.

(1)	Adjusted EBITDA is a non-GAAP measure. For reconciliations of GAAP to non-GAAP measures see the ”Reconciliation of Non-GAAP Measures” accompanying this release.

In addition to the risks and uncertainties identified below under our “Cautionary Note Regarding Forward-Looking Statements”, our 2021 guidance is also based on the following assumptions:

•	Additional annual facility expenses of approximately $2.0 to $3.0 million, of which approximately half will impact fiscal 2021, as we expand our distribution center footprint by over 25% over the course of the year;

•	Capital expenditures of approximately $3.5 to $4.5 million; and

•	An effective tax rate of 12% to 16% of pre-tax book income.

With respect to projected fiscal year 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, stock-based compensation and employer payroll taxes, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, and certain potential future transaction expenses, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2020 today at 5:00pm Eastern Standard Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 1-201-389-0879. A replay will be available after the call until Tuesday, April 6, 2021 and can be accessed by dialing 1-412-317-6671. The passcode is 13717234. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “Investors” section.

About Hydrofarm

Hydrofarm is a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed Registration Statement on Form S-1 and will also be included in quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contacts:

Investor Contact

Fitzhugh Taylor / ICR

ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019

Net sales	$87,441	$53,773	$342,205	$235,111
Cost of goods sold	71,433	48,263	278,572	208,025
Gross profit	16,008	5,510	63,633	27,086
Operating expenses:
Selling, general and administrative	21,407	13,025	58,492	43,784
Impairment, restructuring and other	584	6,446	860	10,035
(Loss) Income from operations	(5,983)	(13,961)	4,281	(26,733)
Interest expense	(2,283)	(3,678)	(10,141)	(13,467)
Loss on debt extinguishment	(907)	(288)	(907)	(679)
Other (loss) income, net	(33)	(229)	70	105
Loss before tax	(9,206)	(18,156)	(6,697)	(40,774)
Income tax (expense) benefit	(192)	445	(576)	691
Net loss	(9,398)	(17,711)	(7,273)	(40,083)
Cumulative dividends allocated to Series A Convertible Preferred Stock	(608)	—	(2,597)	—
Net loss attributable to common stockholders	$(10,006)	$(17,711)	$(9,870)	$(40,083)

Net loss per share attributable to common stockholders:
Basic	$(0.43)	$(0.86)	$(0.46)	$(1.94)
Diluted	$(0.43)	$(0.86)	$(0.46)	$(1.94)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	23,110,174	20,688,439	21,298,849	20,688,439
Diluted	23,110,174	20,688,439	21,298,849	20,688,439

Hydrofarm Holdings Group, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$75,178	$22,866
Restricted cash	1,777	9,991
Accounts receivable, net	21,626	15,246
Inventories	88,618	50,228
Notes receivable	3,151	4,796
Prepaid expenses and other current assets	9,567	1,840
Total current assets	199,917	104,967
Property and equipment, net	3,988	3,550
Operating lease right-of-use assets	18,289	18,521
Intangible assets, net	52,421	57,406
Other assets	1,180	1,207
Total assets	$275,795	$185,651

Liabilities, convertible preferred stock and stockholders' equity
Current liabilities:
Accounts payable	$22,638	$17,224
Accrued expenses and other current liabilities	21,615	9,188
Current portion of lease liabilities	3,701	3,181
Current portion of long-term debt	746	34,827
Total current liabilities	48,700	64,420

Long-term lease liabilities	15,320	15,786
Long-term debt	290	73,105
Deferred tax liabilities	—	—
Other long-term liabilities	567	1,160
Total liabilities	64,877	154,471

Convertible preferred stock ($0.0001 par value; 50,000,000 shares authorized; 0
and 7,007,429 shares issued and outstanding at December 31, 2020 and 2019, respectively)	—	21,802

Stockholders' equity
Common stock ($0.0001 par value; 300,000,000 shares authorized at
December 31, 2020 and 2019, respectively; 33,499,953 and 20,688,439 shares issued and
outstanding at December 31, 2020 and 2019	3	2
Additional paid-in capital	364,248	156,179
Accumulated other comprehensive income (loss)	599	(144)
Accumulated deficit	(153,932)	(146,659)
Total stockholders' equity	210,918	9,378
Total liabilities, convertible preferred stock and stockholders' equity	$275,795	$185,651

Hydrofarm Holdings Group, Inc.

Reconciliation of Non-GAAP Measures

(in thousands, except share and per share amounts)

Adjusted EBITDA	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
		(Dollars in thousands)
Net loss	$(9,398)	$(17,711)	$(7,273)	$(40,083)
Interest expense	2,283	3,678	10,141	13,467
Income tax expense (benefit)	192	(445)	576	(691)
Depreciation and amortization	1,609	1,797	6,779	6,995
Impairment, restructuring and other	584	6,446	860	10,035
Other income, net	33	229	(70)	(105)
Stock-based compensation (*)	8,746	35	9,156	208
Loss on debt extinguishment	907	288	907	679
Adjusted EBITDA	$4,956	$(5,683)	$21,076	$(9,495)
Adjusted EBITDA as a percent of net sales	5.7%	-10.6%	6.2%	-4.0%

(*)	Includes the amount of employer payroll taxes on share-based compensation

Pro Forma Adjusted Net Income (Loss)	Three months ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
		(Dollars in thousands)
Net loss	$(9,398)	$(17,711)	$(7,273)	$(40,083)
Interest expense (1)	2,283	3,678	10,141	13,467
Impairment, restructuring and other (2)	584	6,446	860	10,035
Stock-based compensation (3)	8,746	35	9,156	208
Loss on debt extinguishment (4)	907	288	907	679
Incremental public costs (5)	(1,088)	(1,088)	(4,350)	(4,350)
Income tax expense on adjustments (6)	(1,486)	(1,217)	(2,173)	(2,605)
Pro forma adjusted net income (loss)	$548	$(9,568)	$7,268	$(22,649)

Net income (loss) per share - pro forma:
Basic	$0.02	$(0.29)	$0.22	$(0.68)
Diluted	$0.02	$(0.29)	$0.21	$(0.68)
Weighted-average shares outstanding - pro forma:
Basic (7)	33,499,953	33,499,953	33,499,953	33,499,953
Diluted (8)	36,304,778	33,499,953	34,835,271	33,499,953

1. Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

2. Reflects the elimination of the impairment, restructuring and other for the periods presented.

3. Reflects the elimination of the stock-based compensation for the periods presented.

4. Reflects the elimination of one-time charges for loss on debt extinguishment for 2020 and 2019.

5. Reflects an estimate of recurring incremental legal, accounting/SOX, D&O insurance, public company director fees and expenses and other compliance costs we expect to incur as a public company.

6. Reflects the tax expense related with adjustments in 1 through 5 above at the normalized tax rate of 13%, which reflects our currently estimated effective tax rate.

7. Reflects (i) 9,966,667 additional shares of common stock issue in conjunction with the Company’s IPO, (ii) all RSUs converted to common stock as of December 31, 2020, and (iii) the conversion of all of our outstanding Series A Convertible Preferred Stock into common stock as if all of these transactions occurred at the beginning of fiscal year 2019.

8. Reflects (i) the dilutive effect of RSUs with no change to time-based and market condition grants outstanding as of year end, (ii) dilutive effect of warrants, and (iii) dilutive effect of stock options.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our audited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, “Adjusted EBITDA as a percent of net sales”, “Pro Forma Adjusted Net Income” and “Pro Forma Adjusted Net Income per Diluted Share” which are non-GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation, employer payroll taxes on share-based compensation and other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, loss on debt extinguishment and other income, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA as a percent of net sales” as adjusted EBITDA as defined above divided by net sales realized in the respective period.

We define Pro Forma Adjusted Net Income as net income (loss) excluding (i) pro forma adjustments to interest expense for all periods presented as if our IPO and the resulting paydown of all outstanding debt had occurred at the beginning of each period presented, (ii) share-based compensation and employer payroll taxes on share-based compensation which have disproportionately impacted select periods presented as certain awards had catch-up vesting conditions triggered by the IPO, (iii) certain other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, loss on debt extinguishment and other income, net), which we do not consider in our evaluation of ongoing operating performance but including (iv) incremental costs of being a public company estimated and uniformly applied pro forma to all periods presented and (v) the pro forma income tax expense resulting from the above adjustments to net income.

We define Pro Forma Adjusted Net Income per Diluted Share as pro forma adjusted net income as defined above divided by the weighted average shares that would have been outstanding if our IPO had occurred at the beginning of each period presented.